Exhibit 99.2

Annual Meeting of Shareholders, May 2, 2006

The Prepared Remarks of

Christopher E. French

President

(Slide 1) I’d like to start our report on operations with a high level overview of the past year, and then spend the bulk of my time talking about the issues we face with our PCS business.

(Slide 2) Last year was a great year for your company. Our total revenues reached $146.4 million, an increase of 21.0%. This growth was driven primarily by increasing demand for our PCS services, as well as having a full year of revenue from NTC Communications. Operating income increased 7.6% to $19.4 million. This increase was achieved while incurring an operating loss in NTC, which was more than offset with continued improvement in operating results from our PCS and telephone subsidiaries. One good news/bad news item was the increased expense for Stock Appreciation Rights or SARs, which relates to stock-based compensation for employees. The bad part is that the increase in our stock price required the Company to record additional compensation expense, which lowered net income. The good news is the increase in the stock price increased the value of your investment in the Company.

Net income for the year was $10.7 million, an increase of 7.0%. On a fully diluted share basis, earnings per share were $1.39, up from a $1.31 from 2004 results. And the cash dividend was increased to 46 cents per share.

(Slide 3) Our strong operating performance enabled us to further reduce our debt. During the year, we retired $16.4 million of debt, bringing debt as a percent of total assets down to 17.5% at the end of the year.

Although these are great results for the year, there were two accounting issues where we didn’t make a passing grade. (Slide 4) The first issue was our need to restate our 2004 and 2003 financial statements due to errors in our previous accounting for operating leases. After the meeting I’ll be happy to give you my personal views on the benefits of the accounting rule involved, but the bottom line is we failed to properly apply the rule to our accounting of leases for those years. We had reviewed this accounting in prior years and it wasn’t material; however, with our growing number of leases, the cumulative effect required a change. Although it did not impact the actual amounts paid for leases, nor change the actual dollars we received in payment from tenants on our towers, the annual net accounting affect was approximately $200 thousand.

The other weakness relates to our review and calculation of income taxes. As our business has continued to grow and expand to multiple states, we have greatly increased the complexity of our income tax calculations. To address this, we had already engaged outside tax assistance, but it is still management’s ultimate responsibility to ensure the calculations are performed properly. The final results as reported in our financial statements are correct, but we had to rely too much on our external auditors to get to that point.

Moving beyond financial matters, we had many operational highlights during the year. We were able to again increase our PCS customer base (Slide 5), despite the uncertainty and speculation concerning our ongoing status as a Sprint affiliate. We had a net increase in retail PCS customers of almost 20%, which is a direct reflection of the great job our retail and sales employees did in remaining focused on meeting our customer needs, as well as our continuing efforts to improve the quality of our PCS network. Another operational accomplishment was with NTC Communications, where we successfully converted the customer base to our in-house customer care and billing platforms, and then during the last weeks of August we were able to initiate service for over 20,000 students who lived in properties served by NTC.

In February of this year, our Converged Services business announced the successful conclusion of negotiations to build our first competitive fiber-to-the-home network. We have an exclusive agreement with RCMS/Legacy Custom Homes for their newest community, Tackley Mill, (Slide 6) which is in Ranson, West Virginia, just north of Charles Town. This agreement will allow us to be the provider of a comprehensive suite of voice, video and data services to the 400 townhomes and 600 single family homes planned for the community. This deal is a great opportunity for us to leverage our expertise and assets such as our fiber network; and it has already started to generate inquiries from other developers interested in working with us on similar projects.

While we have continued to pursue new business opportunities outside of our traditional markets, we have also continued to invest in the network serving our traditional local exchange market centered here in Shenandoah County. By the end of 2005 we had completed network upgrades which enabled us to provide high-speed broadband access service to any of our telephone customers. This milestone (Slide 7) is a great achievement not only for our company, but also our communities. Many metropolitan areas cannot claim the same availability of access to broadband. Reaching this milestone means that our Shenandoah Telephone Company customers are on the right side of the digital divide between those that have, and those that do not have, access to the broadband services that are necessary to be a viable part of our modern information based society. Our DSL network also will be the foundation for possibly offering IP-based video, or IPTV, to a larger customer base. This technology is starting to gain traction as an attractive way for delivering video content, whether within our traditional markets, or in new markets where we try to expand our presence. We are also looking at whether it will help improve the economics of delivering High-Definition TV services.

There are many things that have contributed to the past success of our organization, but one of the key factors has been our ability to find opportunities during periods of change. Over the years, your company has confronted, and taken advantage of, many significant changes in our industry. Some of these were: (Slide 8)

- the start of competition in telephone service, first with customer owned equipment and later in long distance;

- the breakup of the Bell System;

- the introduction of mobile communication services, first with cellular and more recently with PCS; and,

- the development and growth of the internet.

Along with many others, these changes presented challenges to the way that we, and those in our industry, operated. And they were always accompanied by predictions that companies like ours could not survive the change. While we listened to the concerns being voiced, we chose instead to focus on finding the opportunities these changes created. Our success with our long distance business, fiber networks, cellular, internet services, and now with PCS, all happened because we were willing and able to take on the challenge of doing something new and different. These opportunities came with risks and there was no guarantee of ultimate success. But through planning, hard work, patience, and dedication to providing exceptional service, we were ultimately able to succeed.

Our past decision to take advantage of the opportunity presented by PCS has now given us a business segment (Slide 9) that is the largest part of our company in terms of assets and revenues, and the second largest and fastest growing contributor to our total net income. Ironically, it is now in this business where we face our potentially largest change, and therefore potential opportunity, as we work through the impact of the merger between Sprint and Nextel. This merger has triggered many actions between Sprint and its affiliates, including lengthy negotiations, lawsuits and acquisitions.

We have been spending a large amount of time exploring ways to resolve our issues with Sprint. Our first goal during these discussions has been to reach a new long-term agreement with them. (Slide 10) We would like to reach an agreement where we would be allowed to continue to profit from our involvement with PCS, but at the same time allow Sprint Nextel to also benefit by having a locally focused operator doing a better job attending to customer needs than they could do by themselves. We think a lot of our customers bought PCS service because of our focus on service, and therefore it would be nice to find a profitable way to keep those customer relationships.

While still open to considering ways to reach a new, mutually beneficial, arrangement, we recently announced we are now going to also consider the possible sale of our PCS business. Complicating the discussions with Sprint is our view that the Sprint Nextel merger has caused a breach in our current affiliate agreement. As mentioned in my letter to the shareholders in the Annual Report, there is also the possibility that we may have to pursue our legal claims for this breach, which could take many years and would be expensive.

We recognize that the ultimate outcome of our discussions will have a significant impact on our shareholders as well as our employees. Despite the magnitude of the issues we face, unfortunately at this point we do not have many answers. (Slide 11) Until our discussions and negotiations are resolved, we won’t know what the ultimate outcome will be; and if that outcome ends up being a sale of the PCS business, we won’t know at what price. We do know that if a sale is desirable or inevitable, then we will take all reasonable steps to maximize that sale price. A sale raises a pretty big question about taxes. And if there is a sale, what will the Company do with the proceeds?

I’m sure everyone has their own questions about a possible sale and its aftermath, but let me try to address the two major ones about taxes and use of the proceeds.

If a sale with Sprint Nextel is concluded, it would most likely be a taxable event to the Company. Due to Sprint’s merger with Nextel and their pending spin off of their local exchange business, structuring a tax free transaction does not appear to be a viable option. In all the other cases where Sprint Nextel has purchased an affiliate, it has been an all cash, taxable transaction.

Deciding what to do with the proceeds from any potential sale will be a future decision of the Board of Directors and will only be made after thoroughly evaluating alternatives. Although the Board has not yet had specific discussions on this question, I believe some of the alternatives they might evaluate are as follows: (Slide 12)

(1) invest in new ventures or acquisitions to continue creating value;

(2) pay out a special dividend; and

(3) initiate a stock buy-back program.

These are not listed in any particular order and are not necessarily mutually exclusive. I stress again that no decision has been made by the Board of Directors on these or any other options, so these are not a prediction of what we may decide to do with the proceeds.

Deciding on these options will be just as important as reaching a successful outcome to our issues with Sprint. And there will be some significant tradeoffs to make. As we look at opportunities, we must remain careful to not pursue just anything that is new or available. We will need to carefully consider our chances of earning a return appropriate for the amount of risk we take on. If we pay out a large dividend, or buy back a lot of stock, will we be left with a company that can afford the high costs a public company must bear, such as the cost of Sarbanes-Oxley compliance? Whatever the decisions are, I remain confident the Board, as it has in the past, will use its best business judgment and base its decisions on achieving the best long-term results for our shareholders.

While I won’t yet offer guesses about the future, it would be beneficial for all of us to start thinking about how different it will be if a sale of our PCS operation happens. I’ll leave the predictions to others, but here is a very fundamental look at our different businesses which lets you get a sense of the possible impact.

Our Company today has a mix of businesses that can be grouped into three broad categories: (Slide 13) – less competitive and slower growth traditional segments, such as our telephone, CATV, mobile, and fiber networks; our more competitive and higher growth PCS business; and finally our new initiatives, which are much higher risk, much more competitive and much more uncertain.

PCS is a more volatile and competitive business (Slide 14) than our traditional segments such as telephone and CATV. It also has a much higher growth rate than our traditional businesses. Because PCS is more competitive, it is harder to accurately predict future results. Even so, it is not as uncertain as our newer ventures such as NTC Communications and our fiber-to-the-home initiative. If the PCS business is sold, (Slide 15) our mix of businesses will look drastically different from how it looks today.

Using these same three categories, let’s take a look at how they break down by certain financial measures. As you can see from this slide, (Slide 16) our investments are heavily weighted to the traditional segments, but a very large amount of assets are in the PCS business. Looking at revenues, (Slide 17) you see that PCS has become the predominant source.

Moving to operating income, (Slide 18) the balance shifts back to the traditional services, which are great contributors despite their slower growth rates. Finally, the contribution to the bottom line, (Slide 19) shows the traditional segments making the largest contribution, while PCS has become a major producer of rapidly growing profits after its earlier years of large start up losses. You can also see that our new ventures are incurring losses as we start and attempt to develop them into future sources of profits, similar to the early years of our PCS business.

From looking at our shareholder records, I know that many shareholders have stock that has been passed down through the generations, and they may continue to hold it because their family has always been an owner. Today, our company is very different from what it was decades ago when we only provided local telephone service and were viewed as a stable, regulated utility business. We operate in a very competitive industry. Our risk-profile is significantly higher and we operate with much more uncertainty and unpredictability than we did decades ago. And it will continue get even riskier in the future.

It is my hope that despite the business risks, many of you have continued to own our stock because you are pleased with the performance and returns produced by your Board of Directors, management team, and employees. I also hope that you will continue to do so for those same reasons. Certainly the past five years, (Slide 20) as evidenced by the total return graph from the proxy statement, have been rewarding ones for our shareholders. The top line of this chart shows the cumulative return realized if you had invested $100 in Shentel stock at the beginning of January 2000. That $100 would have been worth $267 at the end of 2005, giving a compound annual rate of return of 21.7%.

While we can’t predict all that the future will hold for Shentel, we know we will continue to pursue business opportunities that should allow us to grow long term earnings for our shareholders. And as we have always done in the past, we will strive to make decisions which are in the best long-term interest of all shareholders. (Slide 21)

The Prepared Remarks of

Earle A. MacKenzie

Executive Vice President & COO

Good Morning

I want to take a few minutes to cover three topics today. I will review the 2005 results, give you an update on how we are doing in 2006 with some information on the first quarter and then share some comparison data on the Sprint Affiliates that Sprint Nextel has acquired to date.

2005 was a very good year for your company. We saw continued growth in all parts of the business and the successful integration of NTC Communications into our operations.

(Slide 22) Net income for 2005 was $10.7 million, an increase of 7% over 2004. Although a 7 % increase is respectable, we accomplished that and still invested in the future with our start up losses in Converged Services (NTC) and approximately $1.3 million of stock compensation expense as a result of the 33% increase in the stock price.

The Company continued to incur significant cost, approximately $750K, related to the Sarbanes-Oxley requirements of being a public company.

As Chris discussed earlier, we restated our 2004 numbers to reflect the impact of an accounting error related to how we recorded the revenue and expense for long-term leases. Many other companies in our industry have restated their financial statements for the same issue.

(Slide 23) Revenue increased 21.0%, from $105.6 million to $146.4 million, primarily due to the growth of PCS and recording a full year's revenue for NTC. I will show some details later.

The increase in operating expenses was also driven primarily by PCS and NTC. Expenses grew 23.3% to $127.0 million.

Operating income grew 7.8% to $19.4 million.

(Slide 24) In 2005, to reflect the changes in our business and to provide the readers of our external reports more visibility into our operations, we started reporting our results in the segments shown on this chart. In the past, we grouped revenues by Wireline, Wireless and Other.

The current "Other" category includes the smaller operating companies of Shentel. Other includes Shenandoah Cable Television Company, Shentel Service Company (our internet and equipment sales) Shenandoah Long Distance, Shenandoah Network Company, and Shentel Wireless Company. Shentel Wireless is a new company we set up in 2005 to focus on wireless broadband opportunities outside of Shenandoah County.

PCS had another banner year with a $14.2 million or 17.7% increase in revenue. The phone company had a respectable 4.2% increase to $24.7 million. The large increase in Converged Services (NTC) is primarily due to only recording one month of revenue in 2004 and 12 months in 2005. Mobile is primarily our tower business, which will not be part of any transaction with Sprint.

(Slide 25) Let's take a few moments to look at our customer growth. In 2005, we increased our retail PCS customers by 20,362 or 19.8%. Our wholesale PCS customers increased by 11,389 or 41.7%. Wholesale customers are primarily prepay customers of Virgin Mobile that focuses on selling service to teens and young adults. The wholesale providers purchase minutes from Shentel in bulk to resell their customers. Wholesale is a high margin business for Shentel because we do not incur the cost of customer acquisition, billing, customer service or collections.

For Converged Services (NTC) I have shown only year end 2005 numbers. Due to the billing system and records we inherited when we purchased NTC, we did not feel confident in providing specific numbers for last year. We saw modest customer growth in 2005 for NTC by design. Our primary focus in 2005 was the integration of operations and customers into Shentel. We did not want to add significant new customers until we had our processes in place. We are shifting our focus to growth for 2006.

Our Telephone Company saw a modest increase of 49 net customers in 2005. We continue to run opposite the national trend of 3% to 5% annual decreases in Wireline customers; this is primarily due to the growth in housing in the northern part of the county.

We continue to have pressure from the satellite TV providers. We increased our programming options and our rates in 2005 and were able to increase customers by 53 to 8,684 compared to a loss of 65 customers in 2004.

Our Internet business continues to evolve. We lost another 2,537 dial-up customers but increased our DSL customers by 2,102 to 4,748 for an increase of 79%. Many of the dial up customers we lost became DSL customers.

(Slide 26) Operating expenses grew from $103.3 million to $127.0 million or $23.7 million. The increase is almost entirely a result of PCS and NTC. As you recall,

we purchased NTC on November 30, 2004, so we only recorded one month of revenue and expenses in 2004. $12.8 million or 54% of the increase is a result of recording a full year for NTC in 2005. You see at the far right column the percentage change without NTC. The expenses related to the double digit growth in PCS accounted for $10.7 million or 45% of the increase in operating expenses.

(Slide 27) This chart shows each reporting segment's contribution to net income. The net income from PCS almost doubled from $2.8 million in 2004 to $5.4 million in 2005. This represents a dramatic turn around from just a few years ago when in 2002 the PCS net loss was $5.4 million, a swing of almost $11 million in just 4 years.

Telephone had an increase in net income of $1.2 million or 17.9%. This significant increase is primarily due to a new method implemented in 2005 for accounting and allocating shared costs. Upon review of the method that had been in place for a number of years, we found that an unrealistic percentage of the shared costs of operating Shentel were being recorded on the telephone company.

As anticipated, converged services (NTC) recorded a net loss. 2004 only reflects one month and 2005 an entire year. We spent significant dollars in 2005 on maintenance and upgrading the networks and back office systems. We will continue to invest heavily in NTC during 2006.

NTC is an early stage company and we will have losses until we grow the company to a sufficient size to achieve economies of scale. Although we cannot predict the timetable, management believes the pattern will be similar to PCS with a period of losses and then strong positive net income growth. Buying NTC was an investment in the future. As you can see, in the short term net income would have been higher without NTC, but Shentel has had a tradition of focusing on creating long-term value rather than short term returns.

The balance sheet remains strong with year end 2005 debt at $35.9 million, a decrease of $16.4 million from 2004. At December 31, 2005, debt as a percentage of total assets was 17.5% compared to 24.7% at the end of 2004.

(Slide 28) The positive news continues into 2006.

First quarter 2006 revenue was $39.8 million, a $5.4 million or 15.7% increase over the first quarter of 2005. Once again, no surprise PCS represents the majority of the increase with $4.4 million. We continued to grow our retail and wholesale customers to almost 170,000. Converged Services (NTC) and telephone increased $400k and $300k respectively.

(Slide 29) Overall first quarter operating income was down $300k from the first quarter of 2005.

Due to accounting changes required as of January 1st for stock options and continued stock appreciation rights expense as a result of the rising share price in the first quarter, the company recorded approximately $500k of related expense in this period.

PCS increased by $800k or 44% from the first quarter of 2005. Telephone operating income increased $500k to $3.5 million.

Converged Services continues to have an operating loss. As I mentioned earlier, we are making investments in our networks and back office systems. A major initiative is to automate the sign up of our more than 20,000 college student customers when they return to school in the fall. These expenditures will position us to be able to grow NTC efficiently in the future.

The operating loss in the other category is primarily related to start up costs for our fiber to the home and wireless broadband projects.

(Slide 30) Net income for the first quarter was $8.5 million. $6.4 million represents an after tax gain recorded by the telephone company related to the liquidation of the rural telephone bank or RTB. The RTB is quasi government entity that is a primary lender to the phone company. As a condition of borrowing we had to purchase stock in the bank. Over the years we have received cash and stock dividends. In late 2005, congress voted to liquidate the RTB. As a result, the telephone company recorded the $6.4 million gain net of income taxes in the first quarter and received approximately $11.3 million in April.

Excluding this one time event, consolidated net income for the first quarter was $2.1 million.

PCS net income grew by 44% to $1.3 million.

Excluding the gain from the RTB liquidation, telephone had net income of $2.2 million, an increase of almost 16%.

I have already discussed the issues surrounding the other segments.

Earlier, Chris discussed the various options related to the future of our PCS operations. Since a sale is one of those options, I would like to share some data points related to the sale of other Sprint Affiliates. When the Sprint and Nextel merged there were 10 PCS affiliates.

(Slide 31) Here is a list of former Sprint affiliates that have been acquired by Sprint Nextel. The first was US Unwired in July of last year and the most recent being UbiquiTel that was just announced on April 20th. There are currently four remaining Sprint Affiliates, including Shentel.

(Slide 32) The next three slides each show a different measurement that can be used to express size and value. You will see how Shentel compares to the affiliates that have sold. The first shows the number of covered pops. How many people are covered by each affiliate’s network? The largest was Alamosa with 20 million people in its coverage area. US Unwired and UbiquiTel networks each covered about 8 million and Shentel is at approximately 1.7 million.

(Slide 33) The next comparison is revenue. Alamosa had almost $1 billion dollars of revenue, US Unwired and UbiquiTel near $500 million and Shentel is at about $100 million.

(Slide 34) The final comparison is customers. Alamosa had almost 1.5 million, US Unwired and UbiquiTel near 500k and Shentel is at 130k.

(Slide 35) What the next three slides will show is the wide range of values that Sprint Nextel has paid. If PCS is sold, we are confident that Shentel will fall somewhere in the existing range, but since there are many factors and each affiliate is different, it is impossible to predict a potential sales price for our PCS operations.

This slide shows the price that Sprint Nextel paid each affiliate per covered pop. Down the left side is the price Sprint Nextel paid. On the right side of the chart are the values per covered pop from zero to $250. The points on the chart and the line represent the purchase price paid by Sprint Nextel converted to a price per covered pop for each affiliate. The highest paid was $218 per pop to Alamosa, down to $89 for Independent Wireless One. The average is $160 per covered pop.

(Slide 36) The second price data point is a multiple of revenue or how many times last year’s revenue did Sprint Nextel pay. I have repeated the purchase price on the left side of the graph. On the right are the multiples from zero up to 3.5 times. The highest is Alamosa at 3.17 times revenue, followed closely by Gulf Coast PCS at 3.13 times. The lowest was Enterprise which was paid 1.78 times revenue. The average is 2.65 times revenue.

(Slide 37) The final price data point is the multiple of subscribers or how much did Sprint Nextel pay for each retail customer? I have again repeated the purchase price on the left side. The right side shows the value per retail customer from zero up to $3,500. The highest this time is Gulf Coast that was paid $3,026 per retail customer. The lowest was Independent Wireless One at $1,802 per retail customer. The average is $2,522 per customer.

Although interesting, the take away is that there are wide ranges on each data point and there is no clear pattern that can precisely predict a potential sale price for Shentel’s PCS operations.

(Slide 38) Here are the legal disclosures the lawyers require us to make to remain in compliance with the rules of the Securities and Exchange Commission.

For further review and future reference, you can find all of our slides posted to our website later today.